Exhibit 99.1

TreeHouse Foods, Inc. Changes 2020 Annual Meeting of Stockholders to a Live Virtual Webcast

April 6, 2020

OAK BROOK, III., April 6, 2020 /PRNewswire/ — TreeHouse Foods, Inc. (NYSE: THS) (the “Company” or “TreeHouse”) today announced that due to emerging public health impact of the novel coronavirus (COVID-19) pandemic, the location of its 2020 annual meeting of stockholders (the “Annual Meeting”) has been changed. The Annual Meeting will be held in virtual meeting format only, via live webcast. Stockholders will not be able to attend the Annual Meeting physically. As previously announced, the Annual Meeting will be held on Thursday, April 30, 2020 at 9:00 a.m. Central Time.

Stockholders of record at the close of business on March 2, 2020, the record date, will be able to access the Annual Meeting webcast at www.virtualshareholdermeeting.com/THS2020 (the “Annual Meeting Website”). To be admitted to the webcast on the Annual Meeting Website, stockholders must enter the 16-digit control number found on their proxy card, voting instruction form or notice previously received by stockholders.

Stockholders may vote during the Annual Meeting by following the instructions available on the Annual Meeting Website.

The Company’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) are available on TreeHouse’s website at www.treehousefoods.com.

TreeHouse urges its stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages and meal preparation products, available in shelf stable, refrigerated, frozen and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.